UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

__________________

Date of Report (Date of earliest event reported):  October 19, 2010

NeoMedia Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-21743	36-3680347
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Concourse Parkway, Suite 500, Atlanta, GA	30328
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:	(678) 638-0460

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 19, 2010, NeoMedia Technologies, Inc. (the “Company”) entered into a Compromise Agreement (the “Agreement”) in connection with a termination by mutual consent of the employment of Iain A. McCready as its Chief Executive Officer, and his resignation from the position of Chairman of the Board of Directors of the Company, both effective on October 8, 2010. Pursuant to the Agreement, the Company will pay a total of six thousand four hundred fifty-six British Pounds Sterling (£6,456), for pro-rata amounts of Salary, vacation pay, bonus and expenses, on October 31, 2011, in accordance with the Company's customary payroll and expense reimbursement practices. The Company will also pay to Mr. McCready a Compensation Sum equal to thirty-three thousand three hundred thirty-three British pounds Sterling (£33,333), which shall be paid in three (3) equal monthly installments of eleven thousand one hundred eleven British pounds Sterling (£11,111) commencing on October 31, 2010.

Additionally, pursuant to the terms of the Agreement, Mr. McCready is entitled to exercise his vested options to purchase a total of 359,375 shares in the Company’s common stock, par value $0.01 per share, for a period of one (1) year from the date of the Agreement. These options are vested under four (4) separate option agreements and may be exercised at prices ranging from $0.1990 per share to $2.00 Per share.

The foregoing descriptions of the Agreement and resignation do not purport to be complete and are qualified in their entirety by reference to such documents, which are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENTOF PRINCIPAL OFFICERS; COMPENSATORY ARRANGMENTS OF CERTAIN OFFICERS

On October 19, 2010, the Board of Directors (the “Board”) of the Company appointed Laura A. Marriott as the Company’s acting Chairperson of the Board of Directors and acting Chief Executive Officer, effective October 8, 2010. Ms. Marriott replaces Iain A. McCready, who had joined the Company effective on May 29, 2008. On October 19, 2010 Ms. Marriott was also appointed as a member of the Board’s Compensation Committee and Stock Option Committee.  Ms. Marriott previously served as a member of the Company’s Board.

Ms. Marriott has agreed to forego the compensation offered to a non-employee Chairperson of the Board of Directors and has instead agreed to be compensated in the same manner as a member of the Board including, without limitation, a retainer amount equal to $16,000 per annum plus $4,000 per quarterly and annual meeting. For her services as a member of the Compensation Committee and Stock Option Committee Ms. Marriott will be compensated, without limitation, $5,000 per annum. During 2010 Ms. Marriott has provided marketing and business development consulting services to the Company on a per-diem basis for which she has been paid $75,000. Ms. Marriott’s fees for her services as Acting Chief Executive Officer will total approximately $63,000 for the period from October 8, 2010 through December 31, 2010. If the Company has not hired a Chief Executive Officer to replace her by January 1, 2011, Ms. Marriott’s consulting fees will continue at a rate of $24,000 per month.

On October 19, 2011 the Company also named a member of the Board, Mr. George G. O’Leary as acting Chief Operating Officer (“COO”) of the Company. Mr. O’Leary’s compensation as a member of the Board was unchanged and his compensation in the form of consulting fees for additional services as COO will not be material.

On October 20, 2010, the Company issued a press release announcing the appointment of Ms. Marriott, a copy of which is attached hereto as Exhibit 99.1.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibit No. Description:

EXHIBIT	DESCRIPTION	LOCATION

Exhibit 10.1	Compromise Agreement dated October 19, 2010, executed by Iain A. McCready	Provided Herewith

Exhibit 10.2	Resignation Letter dated October 19, 2010, executed by Iain A. McCready	Provided Herewith

Exhibit 99.1	Press Release dated October 20, 2010	Provided herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 20, 2010	NEOMEDIA TECHNOLGIES, INC.

	By:	/s/ Michael Zima
	Name:	Michael Zima
	Its:	Chief Financial Officer